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                                  OTHER EXHIBIT
                                   Item 22-1
                     Statement from Kensington Company, Inc.

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                            The Kensington Company
                AKA Kensington International Holding Corporation
                          Suite 654- Interchange Tower
                              600 South Highway 169
                          Minneapolis, Minnesota 55426
                       (612) 546-2075 & FAX (612)512-8451


October 22, 1998

Mr. David McClarin
OTC Compliance Examiner
NASD Regulation, Inc.
9513 Key West Avenue
Rockville, MD 20660

RE: Item 2 of your October 20, 1998 letter to PowerSource Corp. (MRD199808387) Dear Mr. McClarin:

     American Gas Corporation (referred to herein as AGC) was formed in Nevada on March 13, 1990. The AGC attorney, Dominick Porto, of New York authorized the issuance of 1,356,000 AGC shares to 49 investors under the Regulation D and 4(2) exemptions of the 1933 Act. Most of the 49 investors were accredited and were exempt in the states under "isolated sales" exemptions. To the best of this writer's knowledge, there were no offers or sales of AGC stock during 1991 and up to September 11, 1992.

     The shareholders Of AGC and The Kensington Company, Inc. (SEC Commission file #33-38119-C and referred to herein and traded as "KNSC") voted for an IRS 368(a)(1)(B) reorganization to be effective as of September 11,1992 (the Agreement was signed November 30, 1992 & pages 1,2,& 22 of that agreement are attached). The 49 shareholders of AGC gave their 1,356,000 shares to KNSC in return for 339,000 shares of KNSC. The exemption relied upon again were Regulation D and 4(2) of the 1933 Act. This Reorganization was reported in the 10-K of KNSC filed in June of 1993 and also in a 15c2-11 that Kensington filed in the late summer of 1993. The NASD approved our filing in the fall of 1993 and we started trading as "KNSC" and continue to do so today. In addition, there were no offers or sales of AGC stock in the twelve months following or preceding September 11, 1992.

     On January 30, 1995, Kensington authorized tile issuance of 40,000 of its AGC stock to its shareholders, pro rata, pursuant to Rule 144 and exemption 3(a)(9) of the 1933 Act No commission was paid and the transaction was done internally.

     The remaining 1,316,000 shares of AGC stock were in the name of Thc Kensington Company, Inc. from September 1992 through the time of the IRS 368 reorganization with PowerSource On May 12, 1998 Kensington issued another 40,000 restricted shares of AGC (which by then had become PowerSource Corp.) to its shareholders, pro rata, pursuant to exemption 3(a)(9) of the 1933 Act. In addition. Kensington itself was issued more shares as well as the new officers, directors, and their affiliates, pursuant to Regulation D aid 4(2) of the 1933 Act. There have been no commissions or remuneration paid for these transactions and they have all been done internally. All of the present shareholders of PowerSource Corp.are former Kensington and AGC shareholders or new officers, directors and direct corporate affiliates.

Respectfully submitted by,

  /ss/_________________
  Mark Haggerty,

President of Kensington from October 1993 to the present and present and President of AGC from through March 1998.